Exhibit 99.1

225 Summit Avenue Montvale, NJ 07645 201-930-3300	NEWS RELEASE

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: Carol.Cox@barrlabs.com
Barr Reports Second Quarter 2008 GAAP Earnings of $0.52 Per Share; Adjusted Earnings of $0.64 Per Share
•	Launch of Generic Yasmin® Oral Contraceptive Contributes to Higher U.S. Generic Sales

•	Continued Strong European and Rest of the World Sales

•	Increased Proprietary Product Sales

•	Company Reiterates 2008 Adjusted EPS Guidance of $2.75 — $3.05
Montvale, NJ — August 7, 2008... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $57 million, or $0.52 per share, on revenues of $779 million for the quarter ended June 30, 2008. The current quarter results compare with prior year net earnings of $45 million, or $0.41 per share, on revenues of $634 million. On a non-GAAP basis, adjusted earnings per share were $0.64 for the second quarter of 2008, as compared to $0.77 for the prior year period. A reconciliation of GAAP-based earnings per share to adjusted earnings per share is presented in the table at the end of this press release.
For the six months ended June 30, 2008, net earnings were $80 million, or $0.73 per share, compared to $57 million, or $0.52 per share, in the prior year period. Revenues for the first six months of 2008 totaled $1.4 billion, compared to $1.2 billion for the same period last year. Adjusted earnings per share were $1.22 for the six months ended June 30, 2008, compared to adjusted earnings per share of $1.52 in the prior year period.
“Our second quarter results reflect higher generic product sales, driven by the June launch of our generic Yasmin® product under the tradename Ocella™, as well as higher sales for our proprietary products business,” said Bruce L. Downey, Barr’s Chairman and CEO. “Substitution rates on Ocella have started off strong and, as a result, we expect to record strong sales growth in this product in the second half of 2008 while we remain the only generic available on the U.S. market. Our SEASONIQUE® extended-cycle oral contraceptive and the PARAGARD® IUC were the principal drivers in higher proprietary product sales year-over-year.”
“The strength of our generic and proprietary product portfolios, our commercial strength in important global markets, and our focus on delivering sound results are among the benefits that make the proposed acquisition of Barr by Teva, announced on July 18th, so attractive. Management is committed to continuing to deliver strong performance as the acquisition process progresses, to ensure that at the close of the transaction, the capabilities of Barr will significantly complement Teva’s existing business,” Downey continued.

Revenues
Generic Product Sales
The Company’s generic product sales were $557 million for the second quarter of 2008, compared to $484 million in the prior year period. For the first six months of 2008, generic product sales were $1.0 billion, compared to $956 million for the prior year period. A discussion of the Company’s generic product sales for the second quarter of 2008 compared to the prior year period is presented below.
     North American
Sales of North American generic products totaled $340 million for the second quarter of 2008, compared to $296 million in the prior year period. The increase in sales is primarily related to higher sales of generic oral contraceptives.
Sales of generic oral contraceptives increased 34% to $155 million in the second quarter of 2008, up from $116 million in the prior year period. The increase primarily reflects sales of Ocella™, the Company’s generic Yasmin® oral contraceptive product that was launched at the end of the second quarter of 2008, which more than offset lower volume and pricing on several other oral contraceptive products.
     Europe and Rest of the World (“ROW”) Generic Sales
Sales of European and ROW generic products were $217 million in the second quarter of 2008, compared to $188 million in the prior year period. This increase is primarily related to the positive impact of foreign currency exchange fluctuations compared to the prior year period. Excluding the impact of foreign currency fluctuations, overall sales were in line with last year as strong growth in Russia and other Central European markets offset declines in Croatia and Germany.
Proprietary Product Sales
The Company’s proprietary product sales were $118 million for the second quarter of 2008, compared to $102 million in the prior year period. For the first six months of 2008, proprietary product sales were $214 million, compared to $191 million in the prior year period. The increase in proprietary sales for the quarter and the six month period was primarily attributable to increased sales of several products, including SEASONIQUE® extended-cycle oral contraceptive and the PARAGARD® IUC.
Alliance and Development Revenue
During the second quarter of 2008, the Company reported alliance and development revenue of $93 million, up from $36 million in the prior year period. For the first six months of 2008, alliance and development revenue was $125 million, compared to $61 million in the prior year period. The increase in the quarter and the six month period is primarily related to the $53 million payment made by Allergan to Barr in May 2008 related to Allergan’s buy-out of all future financial obligations related to the Sanctura® product that PLIVA divested in 2005 to Esprit Pharma, which has since been acquired by Allergan.
Other Revenue
Other revenue primarily includes revenue from the Company’s non-core operations, including the diagnostic, disinfectants, dialysis and infusions (DDD&I) business. Other revenue totaled $11 million for the second quarter of 2008 and $22 million for the first six months of 2008, as compared to $12 million and $22 million recorded in the prior year periods, respectively.
Margins
Generic: Margins in the generic segment for the second quarter of 2008 and the first six months of 2008 were 45% and 47%, respectively, compared to 49% and 47%, respectively, in the prior year periods.
Proprietary: Margins in the proprietary segment for both the second quarter of 2008 and the first six months of 2008 were 69%, down from 78% and 72% in the prior year periods, respectively, principally due to higher product amortization.
Update on R&D Activities
Research and development expenses totaled $81 million for the second quarter of 2008, compared to $66 million in the prior year period. R&D for the first six months of 2008 totaled $145 million, compared to $129 million for the prior year period. The increases reflect greater investment in generic and bio-generic development activities, both in the U.S. and Europe, as well as in proprietary development activities in the United States and the impact of foreign currency exchange.
Generic Products
At June 30, 2008, the Company had approximately 70 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $29 billion in sales. The Company also had approximately 350 product registrations, representing 89 molecules, pending with regulatory bodies in Europe and ROW.
During the second quarter of 2008, the Company received two generic product approvals in the U.S. from the FDA, and approximately 20 approvals, representing 13 molecules, from regulatory bodies in Europe and ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes four products in Phase III studies and four New Drug Applications pending at the FDA.
Selling, General and Administrative
The Company’s SG&A expenses totaled $221 million during the second quarter of 2008, compared to $188 million in the prior year period. SG&A for the first six months of 2008 totaled $415 million, compared to $367 million for the prior year period. The increases in SG&A were primarily related to increases in sales and marketing costs related to the promotion of the Company’s proprietary products in the U.S. and the impact of foreign currency exchange.
Interest Expense/Income and Other (Expense) Income
During the second quarter of 2008, the Company recorded $27 million of interest expense, almost all of which is related to interest on the debt incurred in connection with the Company’s acquisition of PLIVA in October 2006. In addition, during the second quarter of 2008, the Company recorded interest income of $7 million and other income of less than $1 million.
Tax Rate
The Company’s tax rate for the second quarter of 2008 was 46.1%, compared to 35.4% for the prior year period. The rate in 2008 was negatively impacted by a change of the mix of income in certain U.S. and foreign taxing jurisdictions and the expiration of the U.S. research and development tax credit at December 31, 2007, offset partially by a reduction of the tax rate in Germany. In 2007, the rate was positively impacted by the reinstatement of the Croatian research and development incentive and benefits resulting from positive audit settlements in various tax jurisdictions.
The effective tax rate for adjusted earnings for the second quarter of 2008 was 38.0%.
Balance Sheet
The Company’s cash, cash equivalents and short-term marketable securities totaled approximately $547 million at June 30, 2008. In addition, the Company had $21 million of long-term marketable securities at June 30, 2008.
EBITDA
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2008 totaled $212 million, compared to $178 million in the prior year period. Please see the EBITDA reconciliation table at the end of this press release.
2008 Financial Outlook
The Company is reiterating its adjusted earnings per fully diluted share guidance for 2008 to be in the range of approximately $2.75 — $3.05. The Company expects total revenues for 2008 to be in the range of $2.7 — $2.8 billion, including total product sales in the range of $2.5 — $2.6 billion. On the expense side for 2008, the Company expects investment in R&D to be approximately $285 — $290 million, and SG&A expenses to be approximately $810 — $830 million.
The Company’s adjusted earnings guidance for 2008 excludes: the impact of amortization costs associated with acquired products; contributions and/or losses from the DDD&I operations that the Company plans to divest; incremental depreciation related to purchase accounting; the impact of any unscheduled launches resulting from patent challenges; other business development activities; refinancing activities that may be completed after the date hereof and on or before December 31, 2008; and, expenses incurred resulting from the proposed acquisition of Barr by Teva.
Conference Call/Webcast
The Company will host a Conference Call at 8:30 AM Eastern time on Thursday, August 7, 2008 to discuss earnings results for the quarter ended June 30, 2008. The number to call from within the United States is (800) 230-1059 and (612) 332-0107 Internationally. A replay of the conference call will be available from 10:30 AM Eastern time on August 7, 2008 through 11:59 PM Eastern time August 21, 2008 and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 930193.

The Conference Call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries: Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. and its subsidiaries. The Barr Group of companies markets more than 120 generic and 27 proprietary products in the U.S. and approximately 1,025 products globally outside of the U.S. For more information, visit www.barrlabs.com.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements and our forecasts; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire and implementing our new SAP enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2007.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Product sales	$675	$586	$1,240	$1,147
Alliance and development revenue	93	36	125	61
Other revenue	11	12	22	22

Total revenues	779	634	1,387	1,230

Costs and expenses:
Cost of sales	353	275	628	574
Selling, general and administrative	221	188	415	367
Research and development	81	66	145	129
Write-off of acquired IPR&D	—	3	—	4

Earnings from operations	124	102	199	156

Interest income	7	8	12	19
Interest expense	27	42	59	84
Other (expense) income, net	—	4	(8)	5

Earnings before income taxes and minority interest	104	72	144	96

Income tax expense	48	26	65	35
Minority interest income (loss), net of taxes	1	—	1	(2)

Net earnings from continuing operations	57	46	80	59

Net loss from discontinued operations, net of taxes	—	(1)	—	(2)

Net earnings	$57	$45	$80	$57

Earnings per common share — diluted:
Earnings per common share — continuing operations	$0.52	$0.42	$0.73	$0.54
Loss per common share — discontinued operations	—	(0.01)	—	(0.02)

Net earnings per common share — diluted	$0.52	$0.41	$0.73	$0.52

Weighted average shares — assuming dilution	109	108	109	108

Stock-based compensation expense:
Cost of sales	$3	$2	$5	$4
Selling, general and administrative	5	5	8	8
Research and development	2	1	3	3

Total stock-based compensation expense	$10	$8	$16	$15

	As of	As of
	June 30,	December 31,
$ in millions	2008	2007

Cash & cash equivalents	$513	$246
Marketable securities — current	34	288
Accounts receivable, net	580	497
Other receivables	98	86
Inventories	471	454
Marketable securities — long-term	21	17
Accounts payable & accrued liabilities	442	443
Working capital	1,105	923
Total assets	4,970	4,762
Total debt	2,004	2,080
Shareholders’ equity	2,158	1,866

Reconciliation of Adjusted Earnings to GAAP Earnings; EBITDA
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing the supplemental financial information contained below to reflect (1) the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the quarter ended June 30, 2008, and (2) the calculation of EBITDA for each period presented.
Adjusted earnings per share and EBITDA are non-GAAP financial measures. The Company is providing this information, however, because it believes that such information is useful to both management and investors in that it facilitates analysis by both management and investors in evaluating the Company’s performance and trends. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in millions, except per share data)

	Three Months Ended June 30, 2008				Three Months Ended June 30, 2007
				Adjusted				Adjusted
	GAAP	Adjustments		Earnings	GAAP	Adjustments		Earnings

Revenues:
Product sales	$675	—		$675	$586	—		$586
Alliance and development revenue	93	(53	)(f)	40	36	—		36
Other revenue	11	(6	)(b)	5	12	(5	)(b)	7

Total revenues	779	(59)		720	634	(5)		629

Costs and expenses:
Cost of sales	353	(65	)(b),(c),(d)	288	275	(47	)(b),(c),(d)	228
Selling, general and administrative	221	(2	)(b),(d),(g)	219	188	(4	)(b),(d),(g)	184
Research and development	81	—		81	66	—		66
Write-off of acquired IPR&D	—	—		—	3	(3	)(e)	—

Earnings from operations	124	8		132	102	49		151

Interest income	7	—		7	8	—		8
Interest expense	27	—		27	42	—		42
Other (expense) income, net	—	—		—	4	—		4

Earnings before income taxes and minority interest	104	8		112	72	49		121

Income tax expense	48	(5	)(h)	43	26	10	(h)	36
Minority interest income (loss), net of taxes	1	—		1	—	—		—

Net earnings from continuing operations	57	13		70	46	39		85

Net loss from discontinued operations, net of taxes	—	—		—	(1)	1	(a)	—

Net earnings	$57	$13		$70	$45	$40		$85

Diluted:
Earnings per common share — continuing operations	$0.52			$0.64	$0.42			$0.77
Loss per common share — discontinued operations	$—			$—	$(0.01)			$—
Net earnings per common share — diluted	$0.52			$0.64	$0.41			$0.77
Weighted average shares — diluted	109			109	108			108

Summary of Adjustment Items:

	Three Months Ended
	June 30,
	2008	2007

(a) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations Accounted for as discontinued operations	$—	$(1)

(b) Net results from operations expected to be divested, net of minority interest
Other revenue	$(6)	$(5)

Less:
Cost of sales	(6)	(4)
Selling, general and administrative	(1)	(2)

Total	$1	$1

To adjust for the results of operations of our non-core DDD&I business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(c) Amortization and inventory step up adjustments:
Cost of Sales	$(52)	$(38)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	$(7)	$(5)
Selling, general and administrative	(1)	—

Total	$(8)	$(5)

(e) Write off of acquired IPR&D associated with additional PLIVA shares	$—	$(3)

(f) Product settlement — Sanctura	$(53)	$—

(g) Litigation Reserve	$—	$(2)

(h) Adjustments to tax expense, including:
Tax impact of adjustments (a) — (g) above	$(5)	$13
Tax (benefit) from recognition of acquired NOL	—	(3)

Total	$(5)	$10

EBITDA (from continuing operations) Calculation:

	Three Months Ended June 30,
	2008	2007

Earnings from operations	$124	$102
Depreciation	36	33
Amortization	52	43
Inventory Step up	—	—

EBITDA	$212	$178

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data (in millions, except per share data)

	Six Months Ended June 30, 2008				Six Months Ended June 30, 2007
				Adjusted				Adjusted
	GAAP	Adjustments		Earnings	GAAP	Adjustments		Earnings
Revenues:
Product sales	$1,240	—		$1,240	$1,147	—		$1,147
Alliance and development revenue	125	(53	)(f)	72	61	—		61
Other revenue	22	(11	)(b)	11	22	(9	)(b)	13

Total revenues	1,387	(64)		1,323	1,230	(9)		1,221

Costs and expenses:
Cost of sales	628	(119	)(b),(c),(d),(g)	509	574	(129	)(b),(c),(d)	445
Selling, general and administrative	415	(6	)(b),(c),(d),(h)	409	367	(12	)(b),(d),(h)	355
Research and development	145	—		145	129	—		129
Write-off of acquired IPR&D	—	—		—	4	(4	) (e)	—

Earnings from operations	199	61		260	156	136		292

Interest income	12	—		12	19	—		19
Interest expense	59	—		59	84	—		84
Other (expense) income, net	(8)	—		(8)	5	—		5

Earnings before income taxes and minority interest	144	61		205	96	136		232

Income tax expense	65	8	(i)	73	35	30	(i)	65
Minority interest income (loss), net of taxes	1	—		1	(2)	—		(2)

Net earnings from continuing operations	80	53		133	59	106		165
Net loss from discontinued operations, net of taxes	—	—		—	(2)	2	(a)	—

Net earnings	$80	$53		$133	$57	$108		$165

Diluted:
Earnings per common share — continuing operations	$0.73			$1.22	$0.54			$1.52
Loss per common share — discontinued operations	$—			$—	$(0.02)			$—
Net earnings per common share — diluted	$0.73			$1.22	$0.52			$1.52
Weighted average shares — diluted	109			109	108			108

Summary of Adjustment Items:

	Six Months Ended
	June 30,
	2008	2007
(a) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations Accounted for as discontinued operations	$—	$(2)

(b) Net results from operations expected to be divested, net of minority interest Other revenue	$(11)	$(9)
Less:
Cost of sales	(10)	(8)
Selling, general and administrative	(3)	(3)

Total	$2	$2

To adjust for the results of operations of our non-core DDD&I business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(c) Amortization and inventory step up adjustments:
Cost of sales	(95)	(112)
Selling, general and administrative	(1)	—

Total	$(96)	$(112)

(d) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	$(13)	$(9)
Selling, general and administrative	(1)	(1)

Total	$(14)	$(10)

(e) Write off of acquired IPR&D associated with additional PLIVA shares	$—	$(4)

(f) Product settlement — Sanctura	$(53)	$—

(g) Product Royalty contingency	$(1)	$—

(h) Litigation Reserve	$(1)	$(8)

(i) Adjustments to tax expense, including:
Tax impact of adjustments (a) — (h) above.	$8	$36
Tax (benefit) from recognition of acquired NOL	—	(5)

Total	$8	$30

EBITDA (from continuing operations) Calculation:

	Six Months Ended June 30,
	2008	2007
Earnings from operations	$199	$156
Depreciation	71	59
Amortization	96	81
Inventory Step up	—	32

EBITDA	$366	$328